Mail Stop 6010

      	March 6, 2006

Mr. Peter Kelly
Executive Vice President and Chief Financial Officer
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA 18109

      Re:	Agere Systems Inc.
      Form 10-K for the Fiscal Year Ended September 30, 2005
      Filed December 12, 2005
      File No. 001-16397

Dear Mr. Kelly:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant